Exhibit 99.1

FOR IMMEDIATE RELEASE

For press inquiries: Katie Brazel, Fleishman-Hillard for Alimera Sciences 404-739-0150 Katie.Brazel@fleishman.com	For investor inquiries: John Mills, ICR for Alimera Sciences 310-954-1105 John.Mills@ICRINC.com

ALIMERA SCIENCES SIGNS AGREEMENT WITH QUINTILES FOR EUROPEAN

COMMERCIAL LAUNCH OF ILUVIEN®

ATLANTA, December 4, 2012 – Alimera Sciences, Inc., (NASDAQ: ALIM) (Alimera), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced it has signed a Master Services Agreement with Quintiles Commercial Europe Ltd. (Quintiles) for the commercial launch of ILUVIEN® in certain European countries. ILUVIEN is Alimera’s product for the treatment of chronic diabetic macular edema considered insufficiently responsive to available therapies.

“We believe this strategic collaboration with Quintiles will be pivotal in achieving a successful launch of ILUVIEN in Europe, and at the outset, our initial launch market of Germany,” said Dan Myers, president and chief executive officer, Alimera. “Quintiles’ broad track-record in the implementation and execution of multi-country, European commercialization projects made the organization an ideal services provider for Alimera in support of the commercial launch of ILUVIEN in Europe.”

Services provided by Quintiles under the Master Services Agreement may include marketing, brand management, sales promotion and detailing, market access, regulatory, medical science liaison and communications and advisory services in certain European countries. Under this agreement, Alimera and Quintiles will enter into individual project orders that will specify the services to be provided.

The German Project Order, the first under the Master Services Agreement, was signed November 28, 2012. Under this project order, Quintiles Commercial Germany GmbH will provide services related to recruitment, employment, deployment and administration of the ILUVIEN commercialization team in Germany through December 31, 2015. Alimera and Quintiles expect to sign additional project orders for similar services in the United Kingdom and France. Quintiles began interviewing and hiring personnel in Germany, the United Kingdom and France in September in anticipation of the execution of project orders in all three countries.

“This relationship leverages Quintiles’ core commercial talent and strengths. In addition, as the healthcare landscape has become more complex, it is increasingly important to engage with multiple stakeholders across the patient pathway. We have the broad expertise and experience to make this happen,” said Chris Pepler, senior vice president, Commercial Solutions at Quintiles. “As Alimera Sciences enters these critical markets, we are excited to partner with them to help drive the success of ILUVIEN in the European ophthalmic market.”

About Quintiles

Quintiles is the world’s leading provider of biopharmaceutical services. With a network of more than 27,000 professionals working in more than 80 countries, Quintiles has helped develop or commercialize all of the top 50 best selling drugs on the market. With extensive therapeutic, scientific and analytics expertise, Quintiles helps biopharmaceutical and health sciences customers navigate the increasingly complex landscape with more predictability to enable better outcomes.

About ILUVIEN®

ILUVIEN (190 micrograms fluocinolone acetonide intravitreal implant in applicator) is a sustained release intravitreal implant used to treat vision impairment associated with chronic DME considered insufficiently responsive to available therapies. Each ILUVIEN implant provides a therapeutic effect of up to 36 months by delivering sustained sub-microgram levels of fluocinolone acetonide (FAc). ILUVIEN is injected in the back of the patient’s eye to a position that takes advantage of the eye’s natural fluid dynamics. The applicator employs a 25-gauge needle, which allows for a self-sealing wound. In the FAME Study, the most frequently reported adverse drug reactions included cataract operation, cataract and increased ocular pressure.

In July 2010, Alimera submitted a Marketing Authorization Application (MAA) to seven European countries via the Decentralized Procedure (DCP) with the Medicines and Healthcare products Regulatory Agency of the U.K. (MHRA) serving as the Reference Member State (RMS). The MAA included data from two Phase 3 pivotal clinical trials (collectively known as the FAME Study) for ILUVIEN conducted by Alimera. The trials involved 956 patients in sites across the United States, Canada, Europe and India to assess the efficacy and safety of ILUVIEN for the treatment of DME. At the end of the DCP, a consensus was reached by the RMS and the other six countries that the MAA for ILUVIEN was approvable. To date, five of the seven countries, Austria, the United Kingdom, Portugal, France and Germany have granted national licenses for ILUVIEN. ILUVIEN has not been approved by the United States Food and Drug Administration.

About Alimera Sciences, Inc.

Alimera Sciences, Inc., based in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Presently Alimera is focused on diseases affecting the back of the eye, or retina. Its primary product, ILUVIEN, is an intravitreal implant containing fluocinolone acetonide (FAc), a non-proprietary corticosteroid with demonstrated efficacy in the treatment of ocular disease.

Forward Looking Statements

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s commercial plans for ILUVIEN in Germany, the UK and France. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, uncertainty as to Alimera’s and Quintiles’ ability to commercialize, and market acceptance of, ILUVIEN in the EU, as well as other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Alimera’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera’s results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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